Exhibit (d)(9)

EXCHANGE TRADED CONCEPTS TRUST

AMENDED SCHEDULE A

dated November 21, 2024 to the
FEE WAIVER AGREEMENT

dated May 10, 2022

FUND	FEE WAIVER	INITIAL TERM END DATE
ROBO Global® Healthcare Technology and Innovation ETF	0.12%	August 31, 2022
ROBO Global® Artificial Intelligence ETF	0.07%	August 31, 2022
Capital Link Global Fintech Leaders ETF	0.20%	March 31, 2023
MUSQ Global Music Industry ETF	0.14%	November 30, 2025

EXCHANGE TRADED CONCEPTS TRUST

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	President

EXCHANGE TRADED CONCEPTS, LLC

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	Chief Executive Officer